Exhibit 11

                       United States Cellular Corporation
                    Computation of Earnings Per Common Share
                    (in thousands, except per share amounts)


Three Months Ended March 31,                            1996           1995
- ------------------------------------------------------------------------------
Primary Earnings
    Net Income Available to Common                   $  29,387      $  23,598

Primary Shares
    Weighted average number of Common and Series A
        Common Shares Outstanding                       84,910         80,680

    Additional shares assuming issuance of:
        Options and Stock Appreciation Rights              109             67
        Redeemable Preferred Shares                        205            779
        Common Shares Issuable                             462            605
                                                     ---------      ---------
    Primary Shares                                      85,686         82,131
                                                     =========      =========

Primary Earnings per Common Share
    Net Income                                       $     .34      $     .29
                                                     =========      =========

Fully Diluted Earnings*
    Net Income Available to Common, as reported      $  29,387      $  23,598

    Interest expense eliminated as a result of
        the pro forma conversion of Convertible
        Debentures                                       1,940             --
                                                     ---------      ---------
    Net Income Available to Common, as adjusted      $  31,327      $  23,598
                                                     =========      =========
Fully Diluted Shares
    Weighted average number of Common and Series A
        Common Shares Outstanding                       84,910         80,680

    Additional shares assuming issuance of:
        Options and Stock Appreciation Rights              109             67
        Redeemable Preferred Shares                        205            779
        Common Shares Issuable                             462            605
        Conversion of Convertible Debentures             5,608             --
                                                     ---------      ---------
    Fully Diluted Shares                                91,294         82,131
                                                     =========      =========

Fully Diluted Earnings per Common Share
    Net Income                                       $     .34      $     .29
                                                     =========      =========


* This calculation is submitted in accordance with Securities Act of 1934 Release No. 9083 although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.


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